Exhibit 10.2

EXECUTIVE SEPARATION AGREEMENT

This EXECUTIVE SEPARATION AGREEMENT (the “Agreement”), dated as of September 15, 2025 (the “Effective Date”), is entered into by and among Julie Eddleman (“Executive”), DoubleVerify Inc., a Delaware corporation (the “Company”) and solely for purposes of Section 1(c), DoubleVerify Holdings, Inc., a Delaware corporation (“Holdings”, and, together with Executive and the Company, the “Parties”).  Any term capitalized but not defined in this Agreement will have the meaning set forth in the Employment Agreement between the Company and Executive and dated as of January 26, 2021 (the “Employment Agreement”).

WHEREAS, Executive is currently employed by the Company pursuant to the terms and conditions of the Employment Agreement;

WHEREAS, Executive and the Company have mutually agreed that Executive’s employment will terminate in accordance with the terms of this Agreement;

WHEREAS, to encourage Executive’s continued attention and dedication to the business of the Company through the date of her termination, the Company and Holdings agree to provide certain payments and benefits to Executive under the circumstances described herein; and

WHEREAS, concurrent with the execution of this Agreement, the Company and Executive have executed a Consulting Agreement (the “Consulting Agreement”), pursuant to which Executive will provide advisory services as an independent consultant to the Company following the Termination Date.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1.Transition and Separation Benefits.

(a)Through December 31, 2025 (the “Termination Date”), Executive will continue to serve as the Company’s Executive Vice President and Global Chief Commercial Officer on a full-time basis at Executive’s current Base Salary. Effective as of the Termination Date, Executive will resign as, and will no longer serve as, the Company’s Executive Vice President and Global Chief Commercial Officer and Executive’s employment with the Company shall cease.

(b)Executive’s termination of employment on the Termination Date will, for purposes of Section 4.02 of the Employment Agreement, be deemed to be a termination by mutual agreement.

(c)For the avoidance of doubt, Holdings and Executive acknowledge and agree that Executive’s continued service through the Term (as defined in the Consulting Agreement) shall constitute her continued “Service” for purposes of the vesting of the (1) restricted stock units pursuant to the Restricted Stock Unit Award Agreement effective as of December 10, 2021, (2) stock options pursuant to the Nonqualified Stock Option Award Agreement effective as of December 10, 2021 (the “2021 Option Agreement”), (3) restricted stock units pursuant to the Restricted Stock Unit Award Agreement effective as of December 12, 2022, (4) stock options pursuant to the Nonqualified Stock Option Award Agreement effective as of December 12, 2022 (together with the 2021 Option Agreement, the “Option Agreements”), (5) restricted stock units pursuant to the Restricted Stock Unit Award Agreement effective as of December 19, 2023, (6) performance-based restricted stock units pursuant to the Performance-Based Restricted Stock Unit Award Agreement effective as of December 19, 2023, (7) restricted stock units pursuant to the Restricted Stock Unit Award Agreement effective as of March 13, 2025 and (8) performance-based restricted stock units pursuant to the Performance-Based Restricted Stock Unit Award Agreement effective as of March 13, 2025, each as entered into by and between Holdings and Executive (collectively, the Equity Agreements”).  Such “Service” shall cease as of the last date of the Term of the Consulting Agreement.  For purposes of exercising all or any portion of the Vested Portion (as defined in the Option Agreements), Service shall be deemed terminated by the Participant as of the last date of the Term.

(d)Subject to Section 2 hereof, the Company shall pay to Executive the annual bonus pursuant to the terms of the Company’s fiscal year 2025 annual bonus plan at the level accrued by the Company based on actual performance.

2.Conditions to Receipt of Benefits; Clawback.

(a)Executive’s entitlement to the payments and benefits set forth in Section 1 of this Agreement shall be subject to Executive’s reasonably diligent, good faith efforts to perform Executive’s duties and transition responsibilities as directed by the Company, through the Termination Date.  By entering into this Agreement and accepting the payments and benefits provided to her hereunder, Executive expressly acknowledges and agrees that under no circumstances will the entrance into this Agreement, the termination of her employment on the Termination Date or the circumstances surrounding this separation constitute Good Reason for purposes of the Employment Agreement or the Equity Agreements.

(b)Nothing herein shall limit the Company’s ability to terminate Executive with Cause at any time. If following the Effective Date and prior to the Termination Date, Executive’s employment is terminated by the Company for Cause or Executive resigns for any reason, Executive shall forfeit any and all payments and benefits to be provided to her pursuant to Section 1. The Company may, at any time prior to the Termination Date, elect to place Executive on garden leave, and during any period of garden leave the Company may (i) cease to provide work for Executive, or require Executive to perform only such duties, specific projects or tasks expressly assigned to Executive by the Company, and (ii) require Executive to refrain from entering the Company’s offices, and contacting employees, customers, suppliers and professional contacts of the Company or any of its affiliates other than in a purely social capacity.  Any decision by the Company to place Executive on garden leave shall not be construed or interpreted as a termination of employment by the Company without Cause or by Executive for Good Reason or accelerate any obligation to provide Executive with the consideration hereunder. If the Company elects to place Executive on garden leave, Executive will remain a full-time employee of the Company during such period (including, for the avoidance of doubt, for purposes of determining the expiration of the Restricted Period (as defined in the Employment Agreement)).

(c)By accepting the opportunity to receive the payments and benefits set forth in this Agreement, Executive hereby reaffirms and agrees to be bound by the restrictive covenants set forth in Section 5 of the Employment Agreement and the Confidentiality, Unfair Competition, Intellectual Property Assignment and Non-Solicitation Agreement between the Company and Executive dated as of January 7, 2021 (the “Executive Covenants”), each of which are hereby incorporated by reference herein.  Executive hereby confirms that Executive is and has been in compliance with all terms and conditions of (i) the Executive Covenants and (ii) the material terms of any other individual written agreement between Executive and the Company and/or any of its affiliates.  Executive acknowledges and agrees that she shall be bound by the terms of such covenants in accordance with their terms following any termination of her employment, including if the payments and benefits hereunder are forfeited in accordance with the terms of this Agreement.  In the event that Executive (i) breaches an Executive Covenant, which breach is not cured to the reasonable satisfaction of the Company within fifteen (15) days after the Company delivers written notice to Executive that identifies and describes the alleged breach in reasonable detail, or (ii) brings a claim or suit (or threatens to bring a claim or suit) against the Company, Holdings or any third-party beneficiary of the Release Agreement (as defined below) with respect to a claim she released in Exhibit A, then in addition to any other penalties or restrictions that may apply under any such agreement, applicable law, or otherwise, any payments or benefits being provided to Executive will cease immediately, Executive will not be entitled to any further compensation from the Company or Holdings, and all payments and benefits provided to Executive hereunder shall be subject to forfeiture, clawback and offset, and Executive shall be required to repay any such amounts to the Company previously received by him.

(d)Executive shall not be entitled to receive the benefits set forth in Section 1 herein unless and until Executive has executed a general release of claims in favor of Holdings, the Company and each of their respective affiliates in the form attached hereto as Exhibit A (the “Release Agreement”), which release must be executed and become irrevocable by Executive within twenty-eight (28) days following the Effective Date. Furthermore, in order to receive the additional vesting benefits set forth in Section 1(c) of this Agreement, Executive must execute a reaffirmation of the Release Agreement in the form attached hereto as Exhibit B, which reaffirmation must be executed and become irrevocable by Executive within twenty-eight (28) days following the Termination Date (or, if sooner, the first day on which Executive commences garden leave as contemplated by Section 2(b)).

(e)Company Property.  Executive hereby agrees to promptly (and in no event later than five days following the Company’s request therefor) return to the Company any and all property, tangible or intangible, relating to its business, which Executive possesses or has control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that, following such Company request, Executive shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data; provided Executive retain her laptop after the Company has, to its reasonable satisfaction, removed all Company files from it.  Executive also agrees to allow the Company to review, within reason and subject to reasonable supervision, any personal electronic devices that previously contained Company email or documents and to allow them to wipe any Company files from those devices.

(f)Notwithstanding the Consulting Agreement, following the Termination Date and until the first anniversary of the Termination Date, Executive shall make herself reasonably available by telephone or via electronic mail (the manner depending on the demands of the specific projects) to consult, advise and assist in connection with such Company matters as may be requested by senior management of the Company.  Any such cooperation required from Executive shall be reasonable and shall take into account any responsibilities to which Executive is subject pursuant to subsequent employment or otherwise and any policies of any employer of Executive at the time of such request (including conflict of interest policies).  Furthermore, following the Termination Date, Executive shall furnish such information and assistance to the Company as may be reasonably required by the Company in connection with any legal matters or litigation that may arise relating to issues or matters of which Executive had knowledge during her employment with the Company; provided Executive shall not be required provide such information or assistance if to do so would require her to waive a legal privilege or would be adverse to her current business partners’ or employer’s business interests, in each case unless required by court order or subpoena.  The Company will promptly reimburse Executive for all reasonable and documented expenses incurred by Executive in connection with providing this information and assistance.

3.General Provisions.

(a)Complete Agreement.  This Agreement, collectively with the Release Agreement, the Employment Agreement, the Confidentiality, Unfair Competition, Intellectual Property Assignment and Non-Solicitation Agreement between the Company and Executive, the Equity Agreements and the Consulting Agreement, constitute the entire agreement between Executive, on the one hand, and the Company, Holdings and each of their respective affiliates, on the other hand, concerning the subject matter hereof and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter.  It is entered into without reliance on any promise or representation other than those expressly contained herein.  For the avoidance of doubt, the Employment Agreement is not superseded or modified in any manner by this Agreement, except as expressly provided hereunder.

(b)Continued Effect of Plan Documents and Award Agreements.  Except as expressly set forth herein, all terms and conditions of the Equity Agreements shall continue to be applicable to Executive’s equity awards granted under such agreements, as applicable.

(c)Employment Status.  This Agreement does not constitute a contract of employment or impose on Executive any obligation to remain as an employee, or impose on the Company or its affiliates any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an “at-will” employee or (iii) to change the policies of the Company or any of its affiliates regarding termination of employment.

(d)Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon Holdings, the Company and their respective successors and assigns.  Except as required by will or by the laws of descent or distribution, no right or interest of Executive under this Agreement shall be assignable or transferable.

(e)Amendments.  This Agreement may be amended only in a writing executed by the Parties hereto.

(f)Notices.  Any notice required or permitted hereunder shall be in writing and shall be deemed to have been duly given and received: (i) on the date delivered if personally delivered and signed confirmation is received, (ii) upon receipt by the receiving party of any notice sent by registered or certified mail (first-class mail, postage pre-paid, return receipt requested) or (iii) on the date delivered by nationally recognized overnight courier or similar courier service, in each case addressed to the Company or Executive, as the case may be, at the respective addresses indicated below or such other address as either party may in the future specify in writing to the other in accordance with this Section 3(f):

in the case of the Company or Holdings, to:

DoubleVerify Inc.
462 Broadway
New York, New York 10013

Attn: General Counsel

and in the case of Executive, to her at her most recent address as shown on the books and records of the Company.

(g)No Waiver.  The waiver by any other party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

(h)Headings.  The Article and Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(i)Counsel.  The Company has previously recommended that Executive engage counsel to assist her in reviewing this Agreement and all other matters relating to her separation arrangements hereunder.

(j)Other Terms.  The provisions of Sections 6.05 (Section 409A); 6.10 (Governing Law; Dispute Resolution); 6.11 (Validity; Severability); 6.12 (Counterparts) and 6.13 (Agreement to Take Actions) of the Employment Agreement shall apply mutatis mutandis to this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the date first above written.

DOUBLEVERIFY INC.

By:	/s/ Mark Zagorski
Name:	Mark Zagorski
Title:	Chief Executive Officer

DOUBLEVERIFY HOLDINGS, INC. (solely in respect of its
rights and obligations under Section 1(c))

By:	/s/ Mark Zagorski
Name:	Mark Zagorski
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Julie Eddleman
Name:	Julie Eddleman

Exhibit A

GENERAL RELEASE OF ALL CLAIMS

1.General Release by Executive.  In consideration of those certain payments and benefits to be provided under the Executive Separation Agreement, dated as of September 15, 2025 (the “Separation Agreement”), by and between Julie Eddleman (“Executive”), DoubleVerify Inc. (the “Company”) and DoubleVerify Holdings, Inc. (“Holdings”), Executive, with the intention of binding Executive and Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Holdings, the Company and all of their respective present and former subsidiaries and affiliates (collectively, the “Company Affiliated Group”), and the present and former officers, directors, executives, agents, shareholders, members, joint ventures, contractors, attorneys, employees, employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Released Party (an “Action”), including, without limitation, arising out of or in connection with Executive’s service as an employee, officer and/or director of any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary, incentive payments or option or restricted stock unit awards or other equity awards or benefits, (iii) for breach of contract (whether oral or written and whether express or implied), promissory estoppel, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Executive Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act (“ADEA”), the Fair Credit Reporting Act (“FCRA”), the Family and Medical Leave Act (“FMLA”), the Occupational Safety and Health Act of 1970 (“OSHA”), the Sarbanes Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, the Workers Adjustment and Retraining Notification Act (“WARN”), the National Labor Relations Act (“NLRA”) and any and all federal, state and local laws, rules, regulations or common law relating to discrimination, retaliation, whistleblowing, defamation, misrepresentation, fraud, tortious interference, wrongful discharge, breach of an express or implied contract, breach of a covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, and any and all claims Executive may have against any of the Released Parties, excepting only:

(a)rights of Executive under the Separation Agreement;

(b)rights of Executive to receive shares upon the vesting, exercise and/or settlement of any outstanding equity awards granted to her under the Equity Agreements (as defined in the Separation Agreement) in accordance with the terms of such awards and the Separation Agreement;

(c)the right of Executive to receive benefits required to be provided in accordance with applicable law;

(d)rights to indemnification Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of Holdings, the Company or any of their respective affiliates or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(e)claims for benefits under any health, disability, retirement, supplemental retirement, deferred compensation, life insurance or other, similar Executive benefit plan or arrangement of the Company Affiliated Group, excluding severance pay or termination benefits;

(f)claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable policy of the Company Affiliated Group;

(g)claims related to the Protected Activities or the NLRA Protected Activities (each as defined below);

(h)claims that cannot be waived as a matter of law.

2.No Admissions,Protected Activities.  Executive acknowledges and agrees that this General Release of All Claims (this “Release of Claims”) is not to be construed in any way as an admission of any liability whatsoever by any Released Party, any such liability being expressly denied.    Notwithstanding anything in the Separation Agreement or this Release of Claims to the contrary, nothing is intended to or shall: (i) prohibit Executive from providing information to the any government agency or regulatory or law enforcement authority regarding conduct or action undertaken or omitted to be taken by the Company Affiliated Group that Executive reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company Affiliated Group; (ii) prohibits Executive from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company Affiliated Group by any government agency or regulatory or law enforcement authority that is responsible for enforcing a law on behalf of the government; (iii) prohibits Executive from disclosing or discussing allegations of discrimination, harassment, retaliation, wage and hour violations, or sexual assault, or conduct that is recognized as against a clear mandate of public policy, or disclosing or discussing the settlement of such a claim; (iv) requires Executive to obtain the approval of, or give notice to, the Company Affiliated Group or any of their employees or representatives to take any action permitted under clauses (i), (ii) or (iii); or (v) shall bar or impede in any way Executive’s ability to seek or receive any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with protected “whistleblower” activity (the “Protected Activities”). Additionally, notwithstanding anything in the Separation Agreement or this Release of Claims to the contrary, nothing is intended to preclude or dissuade Executive from engaging in activities protected by the NLRA, such as discussing wages, benefits, or other terms and conditions of employment with others, including government agencies, former coworkers, and labor organizations; or legally required activities (“NLRA Protected Activities”).

3.Application to all Forms of Relief.  This Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

4.Specific Waiver.   Executive specifically acknowledges that Executive’s acceptance of the terms of this Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to (a) be a waiver of any right or Action which by law Executive is not permitted to waive, except that, with respect to any such right or Action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination, Executive does, to the extent permitted by applicable law, waive any right to money damages and (b) prevent Executive from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, law enforcement, or any other federal, state or local agency charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration.

5.Voluntariness.  Executive acknowledges and agrees that Executive is relying solely upon Executive’s own independent judgment and is legally competent to sign this Release of Claims.  Executive agrees that (a) Executive is signing this Release of Claims of Executive’s own free will; (b) Executive has read and understood the Release of Claims before signing it; and (c) Executive is signing this Release of Claims in exchange for consideration that Executive believes is satisfactory and adequate.  Executive also acknowledges and agrees that Executive has been informed of the right to consult with legal counsel and has been encouraged and advised to do so before signing this Release of Claims.

6.Complete Agreement/Severability.  This Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Release of Claims other than the Separation Agreement.  All provisions and portions of this Release of Claims are severable.  If any provision or portion of this Release of Claims or the application of any provision or portion of this Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

7.Acceptance and Revocability.  Executive acknowledges that Executive has been given a period of at least twenty-one (21) days within which to consider this Release of Claims, unless applicable law requires a longer period, in which case Executive shall be advised of such longer period and such longer period shall apply.  Executive may accept this Release of Claims at any time within this period of time by signing the Release of Claims and returning it to the Employer.  This Release of Claims shall not become effective or enforceable until seven (7) calendar days after Executive signs it.  Executive may revoke Executive’s acceptance of this Release of Claims at any time within that seven (7) calendar day period by sending written notice to the Company at the address below The Company’s signature, with a copy to andy.grimmig@doubleverify.com.  Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this Release of Claims for all purposes.

8.Governing Law.  Except for issues or matters as to which U.S. Federal law is applicable, this Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Release of Claims as of the date written below.

Julie Eddleman

Dated:

Acknowledged and accepted

DOUBLEVERIFY INC.

By:
Name:

Title:

462 Broadway New York, NY 10013 Attention: General Counsel

Exhibit B – Reaffirmation of Release

To: DoubleVerify Inc.

Ladies and Gentlemen:

Reference is made to that certain Executive Separation Agreement entered into by and among me, DoubleVerify Inc., a Delaware corporation (the “Company”) and for the limited purposes set forth therein, DoubleVerify Holdings, Inc, a Delaware corporation, dated as of September [15], 2025 (the “Separation Agreement”), and the release of claims granted by me on September [15], 2025 to the Company and the other parties named therein in accordance with the terms of the Transition Agreement, which is attached to this letter (the “Release”).

As provided in the Separation Agreement and in the Release, I hereby restate and again provide you with the release of claims and all acknowledgments set forth in the Release, effective as of the date hereof.

Sincerely,

Julie Eddleman

Date:

Attachment: Executed Release